EXHIBIT 99.1

DIRECTOR NOMINEE CONSENT

The undersigned hereby consents to being named as a director nominee in the Registration Statement on Form S-1 (SEC File No. 333-206008) under the Securities Act of 1933, as amended (the “Act”), filed by Protalex, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Registration Statement”) and to being appointed as a director to serve on the Company’s Board of Directors commencing on the effective date of the Registration Statement.

Dated: June 2, 2016

/s/ Ralph H. Isham
Ralph H. Isham